Exhibit 99.(r)(2)

NORTHSTAR SECURITIES, LLC

CODE OF ETHICS

1.	GENERAL

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by NorthStar Securities, LLC (the “Company”). This Code pertains to the Company’s distribution services to certain registered management investment companies (each, a “Fund,” and, collectively, the “Funds”).

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 (the “Rule”) requires each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent its Access Persons (as defined below) from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, Rule 17j-1 requires Board oversight of personal trading practices, reporting of Access Persons’ securities trading and preclearance of purchases of initial public offerings and private placements by Access Persons. Under Rule 17j-1, the Company must provide to a Fund’s Board annually a written report that (i) describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed and (ii) certifies to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.	STATEMENT OF GENERAL PRINCIPLES

Under Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person of a registered investment company or its investment advisers or principal underwriter, and certain other affiliated persons of such entities, in connection with the purchase or sale, directly or indirectly, by such person of a security (as defined below) “held or to be acquired” by such investment company, to:

(i) employ any device, scheme or artifice to defraud such investment company; or

(ii) make to such investment company any untrue statement of a material fact or to omit to state to the investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

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(iii) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the investment company; or

(iv) engage in any manipulative practice with respect to the investment company.

The Company also establishes certain standards of business conduct, including the following: (i) comply with applicable federal securities laws, including the 1940 Act; (ii) reasonably prevent access to material non-public information about securities recommendations, holdings and transactions by persons who do not need such information to perform their duties; (iii) require all Access Persons to periodically report, and the Company’s Chief Compliance Officer (the “CCO”) to review, their personal securities transactions and holdings; (iv) report any violations of this Code promptly to the CCO; and (v) provide each of the Access Persons with a copy of this Code and any amendments and require them to sign a written acknowledgment of their receipt of same.

3.	DEFINITIONS

The following definitions apply for purposes of the Code:

1.     “1940 Act” means the Investment Company Act of 1940, as amended.

2.     “Access Person” means each director, officer or general partner of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined below) by a Fund for which the Company acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics that has been adopted by an affiliate of the Company and that comports with Rule 17j-1.

3.     “Acquisition” or “Acquire” includes any purchase or the receipt of any gift or bequest of any Covered Security.

4.     “Advisory Person” of the Company means: (i) any trustee, manager, officer or employee of the Company, when the Company is in a control relationship with a Fund or investment adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to a Fund or investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund.

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The defined term “Advisory Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics that has been adopted by an affiliate of the Company and that comports with Rule 17j-1.

5.     “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

6.     “Beneficial Ownership” is interpreted as it is under Section 16 of the 1934 Act and Rule 16a-1(a)(2) thereunder. A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

7.     “Board” means a Fund’s board of directors or trustees.

8.     “Chief Compliance Officer (“CCO”)” means the person(s) charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code. The term relates to the Chief Compliance Officer of the Company (or that person’s designee if the compliance person is absent or unavailable).

9.     “Code” means this Code of Ethics.

10.    “Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

11.    “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include the following: (i) securities issued by the government of the United States or by federal agencies and which are direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or (iii) shares of unaffiliated open-end management investment companies registered under the 1940 Act.

The defined term “Covered security” shall include shares of exchange-traded funds registered with the SEC under the 1940 Act as either an open-end management company or as a unit investment trust.

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12.  “Covered Security held or to be acquired” by a Fund means (i) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Fund, or (b) is being or has been considered for purchase by any Fund; and (ii) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (i) of the definition.

13.  A Covered Security is “being purchased or sold” by any Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Fund until the time when such program has been fully completed or terminated.

14.  A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for a Fund is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

15.  “Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”); the 1934 Act; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; the Bank Secrecy Act as it applies to funds and principal underwriters, and any rules adopted thereunder by the SEC or the Department of the Treasury.

16.  “Fund” means any registered investment management company or series thereof for which the Company serves as a distributor. The term “Fund” also includes any registered investment company for which an employee or agent of the Company serves as an officer.

17.  “GC” – Ronald Lieberman, NorthStar Asset Management Group Inc.’s Executive Vice President and General Counsel.

18.  “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

19.  “Investment Personnel” (or, singularly, an “Investment Person”) means any employees of the Company, when the Company is in a control relationship to a Fund or investment adviser, who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by a Fund; and (ii) any natural person, who controls a Fund, or investment adviser, who obtains information concerning recommendations made to or by a Fund with respect to the purchase or sale of a security by the Fund. The Company’s CCO will retain a current list of Investment Personnel.

The defined term “Investment Personnel” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics that has been adopted by an affiliate of the Company and that comports with Rule 17j-1.

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20.  “Material Non-public Information” means: (i) information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business; and (ii) information is considered “non-public” when it has not been effectively disseminated to the public. Information found in reports filed with the SEC or appearing in publications of general circulation would be considered public information.

21.  “NTR” means a non-traded real estate investment trust.

22.  “Outside Activity” means any activity (whether paid or unpaid) that is not a requisite of paid employment with the Company or its affiliates. To be defined as an “Outside Activity,” it must possess elements of the types of activities or information in which a Fund and the Company regularly engage. Examples of such elements include financial matters, budgeting, investments, retirement plans, securities and securities markets.

23.  “PTCC” means Personal Trading Control Center, NorthStar’s system for tracking certain Supervised Person reports and certifications.

24.  “Purchase or sale of a Covered Security” includes, among other things, the purchase or sale of a put or call option on a Covered Security.

25.  The “Restricted Period” is the number of days before or after a Security is being purchased or sold by a Fund during which, subject to an exception under the particular circumstances made by the CCO in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership.

26.  “RIC” is a registered investment company.

27.  “RIC Client” is a registered investment company that is a client of an affiliate of the Company, either in an advisory or sub-advisory capacity.

28.  “Security” has the same definition as in Section 2(a)(36) of the 1940 Act.

4.	LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS AND REQUIRED PERSONAL SECURITIES REPORTS

Access Person trades should be executed in a manner consistent with Company’s fiduciary obligations to its Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety, and should not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

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Accounts Covered by the Policies and Procedures

The Company’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO or designee before excluding any such accounts.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the United States, other than funds advised, sub-advised or underwritten by the Company or an affiliate;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered in the United States, none of which are advised, sub-advised or underwritten by the Company or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in The Company’s Personal Securities Transactions policy.

Pre-clearance Procedures

Access Persons must have pre-clearance for certain transactions, as set forth below, before completing the transactions. The Company may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of the Company’s

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pre-clearance procedures. Access Persons must use PTCC, email, or such other procedure as requested by the CCO or designee to seek pre-clearance.

IPOs and Private Placements

Pursuant to Rule 17j-1, all Access Persons must have pre-clearance for all transactions involving IPOs and Private Placements (including private equity fund and hedge fund investments), as well as Private Placements conducted by the Company or an affiliate, before completing the transactions.

Co-Investments

Co-investments can help to align Access Persons’ interests with Clients’ interests, encourage prudence and diligence during the investment process, and demonstrate Access Persons’ confidence in the Company’s investment processes. However, co-investments could present conflicts of interest if not properly structured and monitored. As such, Access Persons must have written approval of the CCO for all transactions involving co-investments alongside Clients before completing the transactions. The CCO or designee is responsible for monitoring co-investments by the Company and its Access Persons.

Restricted List Securities

The CCO or designee will maintain a Restricted List of Securities in which the Company may have Material Non-Public Information (see Section 9 of the Company’s Written Supervisory Procedures). The CCO or designee will update the Restricted List and make it available via PTCC to all Access Persons. Access Persons are prohibited from trading in issuers on the Restricted List. Access Persons should check the Restricted List prior to executing any personal Securities transactions. If the CCO determines that the Company no longer has Material Non-Public Information on an issuer, the CCO or designee will update the Restricted List and notify Access Persons.

Trading Plans

Directors, officers and employees of the Company (collectively, “Eligible Insiders”) are permitted to trade in NorthStar Realty Finance Corp. (“NRFC”), NorthStar Asset Management Group Inc. (“NSAM”), NorthStar Realty Europe Corp. (“NRE”), NTRs and RICs. Securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that was entered into when the Eligible Insider was not in possession of Material Non-Public Information. This policy requires Trading Plans to be written and to specify the amount of, date on and price at which the NRFC, NSAM, NRE, NTRs or RICs. Securities are to be traded or establish a formula for determining such. An Eligible Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the GC for approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the Eligible Insider is in possession of Material Non-Public Information about NRFC, NSAM, NRE, NTRs or

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RICs. An Eligible Insider may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this policy.

Trading Windows

In order to ensure compliance with U.S. laws prohibiting trading on inside information, Access Persons are prohibited from trading in NRFC, NSAM, NRE, NTRs or RICs. Securities except: (i) during the period beginning after the close of trading two business days following NRFC’s, NSAM’s, NRE’s, NTRs or RICs’ widespread public release of quarterly or year-end earnings and ending at the close of trading on the last day of the third calendar month of each quarter; (ii) pursuant to a Trading Plan; or (iii) as approved by NRFC’s, NSAM’s, NRE’s, NTRs or RICs’ board of directors. All trades during open windows must be approved by the GC or designee.

Investment Personnel Blackout Period

Access Persons who, in connection with their regular duties, make, participate in, or obtain information regarding the purchase of Securities by a RIC Client or whose functions relate to the making of any recommendations with respect to the purchase or sales of Securities for any RIC Client may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of any such transaction acquire) any beneficial ownership on the same day or for fifteen (15) days after the Security is being purchased or sold by a RIC Client.

Reporting

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest, including private equity fund and hedge fund subscriptions. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter. Access Persons must utilize the PTCC system to fulfill quarterly reporting obligations. If an Access Person did not have any transactions or account openings to report, this should be indicated through PTCC within 30 days of the end of each calendar quarter.

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Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings (including private equity fund and hedge fund investments). Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted through PTCC. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.” If an Access Person does not have any holdings and/or accounts to report, this should be indicated using PTCC within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management or similar agreement and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

The Company’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO or designee will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
•	Trading opposite of Client investments;
•	Trading ahead of Client investments; and

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•	Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ investments as necessary. The CCO’s or designee’s reviews will be conducted via PTCC and describe in writing any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO or designee and/or sanctions, up to and including dismissal. The GC will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

5.	ACKNOWLEDGEMENT OF THE CODE

The Company’s CCO shall furnish each Access Person with a copy of the Code upon such person becoming an Access Person and annually thereafter so that each such Access Person may certify, through a written acknowledgment, that he or she has read and understands said Code and recognizes that he or she is subject to the principles and provisions contained therein. In addition, the CCO shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described above.

6.	GIFTS AND OUTSIDE ACTIVITIES

See Section 2 and Section 12 of the Company’s Written Supervisory Procedures.

7.	APPROVAL AND ADOPTION OF CODE OF ETHICS

A Fund’s Board, including a majority of the independent trustees, must approve this Code. Additionally, any material changes to this Code must be approved by a Fund’s Board within 6 months after adoption of any material change. A Fund’s Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

8.	REVIEW OF ANNUAL REPORTS

At least annually, the Company must furnish to a Fund’s Board, and the Board must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

9.	REVIEW AND ENFORCEMENT

Potential violations of the Code must be brought to the attention of the CCO or his designee. Potential violations will be investigated and, if appropriate, sanctions will be imposed. Sanctions may include, but are not limited to, a letter of caution or warning,

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reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

10.	RECORDS

The Company shall maintain records in the manner and to the extent set forth below, which may be maintained electronically or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, and shall be available for examination by representatives of the SEC.

1.     A copy of Code and any amendments thereto shall be preserved in an easily accessible place (including for 5 years after the Code or the amendment, as applicable, is no longer in effect).

2.     A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurs.

3.     A record of all written acknowledgments from all Access Persons, as required by Section 5 of this Code, shall be preserved for not less than 5 years.

4.     A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code shall be preserved for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

5.     A list of all Access Persons who are, or within the past 5 years have been, required to make reports pursuant to the Code and all persons who are, or within the past 5 years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

6.     A copy of each report of the Company detailing any violations of the Code, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code shall be maintained for at least 5 years after the end of the fiscal year in which it was made, the first 2 years in an easily accessible place.

7.     A copy of any decisions (and the reasons supporting the decisions) to approve the purchase of any transaction requiring preclearance shall be maintained for at least 5 years after the end of the fiscal year in which the approval is granted.

11.	APPROVAL, AMENDMENT AND INTERPRETATION OF PROVISIONS

This Code may be amended as necessary or appropriate and with the approval of a Fund’s Board.

This Code is subject to interpretation by the Board in its discretion.

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